Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

ARCA BIOPHARMA ANNOUNCES ADDITIONAL PATENT ISSUED FOR METHODS FOR TREATMENT WITH BUCINDOLOL BASED ON GENOTYPE OF PATIENT

Pharmacogenetic Patents Have the Potential to Extend Drug Candidate’s Potential Commercial Exclusivity Period If Regulatory Approval Obtained

Broomfield, CO, January 19, 2012 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically targeted therapies for cardiovascular diseases, today announced that the U.S. Patent and Trademark Office (USPTO) has issued a patent on methods for determining whether to administer or prescribe bucindolol to a patient based on whether the patient has a specific genotype – homozygous for the arginine 389 polymorphism in the beta-1 adrenergic receptor. The patent (USP# 8,093,286) entitled “Methods for Treatment with Bucindolol Based on Genetic Targeting,” provides intellectual property protection in the United States for this novel approach to treating patients with bucindolol.

“We are pleased with the USPTO’s issuance of this patent, which we believe extends our pharmacogenetic intellectual property protection around bucindolol,” said Michael R. Bristow, President and Chief Executive Officer of ARCA. “This patent provides protection for the means to identify patients with a specific genotype, which, based on data from a prior Phase 3 clinical trial, we believe has more favorable cardiovascular responses to Gencaro as compared to the general population of patients with all genotypes. In a planned phase 3 clinical trial, we intend to evaluate bucindolol as a potential treatment for the prevention of atrial fibrillation in patients with this genotype, which we estimate is present in approximately 50% of the U.S. general population. We believe an important benefit of a pharmacogenetic approach to drug development is the potential for extending a drug candidate’s potential period of commercial exclusivity, if regulatory approval is obtained.”

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA is collaborating with Laboratory Corporation of America to develop the companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the issuance of, and protection provided by, U.S. Patent 8,093,286 entitled “Methods for Treatment with Bucindolol Based on Genetic Targeting” and statements regarding the potential for pharmacogenetic patents to potentially extend a drug candidate’s commercial exclusivity period; the ability of genetic variations to predict individual patient response to Gencaro; the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment; and the Company’s ability to fund future operations, including, the proposed clinical trial to evaluate bucindolol as a potential treatment for the prevention of atrial fibrillation. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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